CAUSE NO. 95-4181-G


AMERICAN INDUSTRIAL                    IN THE DISTRICT COURT OF
PROPERTIES REIT,

     Plaintiff,

v.                                     DALLAS COUNTY, TEXAS

THE MANUFACTURERS LIFE
INSURANCE COMPANY, FIDELITY
MANAGEMENT & RESEARCH
CORPORATION, FIDELITY GALILEO
FUND, L.P.,  BELMONT CAPITAL
PARTNERS II, L.P., FIDELITY
PURITAN TRUST, and FIDELITY
MANAGEMENT TRUST CO.,

     Defendants.                       134TH JUDICIAL DISTRICT

      SECOND AMENDED PETITION, APPLICATION FOR DECLARATORY
        JUDGMENT, AND APPLICATION FOR INJUNCTIVE RELIEF

      COMES NOW American Industrial Properties REIT (the "Trust")

and  files  this  its  Second Amended Petition,  Application  for

Declaratory Judgment, and Application for Injunctive Relief,  and

would respectfully show as follows:

                               I.

   PARTIES

     1.        The Trust is a real estate investment trust organized

and  existing  under  the laws of the State  of  Texas  with  its

principal  place  of  business  in  Dallas  County,  Texas.   The

managers of the Trust are citizens of Texas.

     2.        The Manufacturers Life Insurance Company ("MLI") is a

Canadian corporation or life insurance company doing business  in the State of Texas.  MLI has appeared and answered herein.

     3.         Fidelity Management & Research Corporation  is  a

Massachusetts corporation doing business in the State  of  Texas,

which  may  be  served by serving its registered agent,  Practice

Hall  Corporation  System, 400 N. St.  Paul  St.,  Dallas,  Texas

75201.

     4.         Fidelity Galileo Fund, L.P. is a Delaware limited

partnership  which has conducted business in the State  of  Texas and  has,  by  itself  or through its agents, committed  tortious activity  in  the State of Texas made the subject of  this  suit.

Fidelity,  therefore, is subject to jurisdiction  of  this  court pursuant to Section 17.041 et. seq. of the Texas Civil Practice &

Remedies Code.  Service may be accomplished by serving the  Texas

Secretary  of  State,  who  will  then  forward  the  process  to defendant's  home office address, 82 Devonshire  Street,  Boston,

Massachusetts 02109.

     5.        Belmont Capital Partners II, L.P. is a Delaware limited

partnership  which has conducted business in the State  of  Texas and  has,  by  itself  or through its agents, committed  tortious activity  in  the State of Texas made the subject of  this  suit.

Fidelity,  therefore, is subject to jurisdiction  of  this  court pursuant to Section 7.041 et. seq. of the Texas Civil Practice  &

Remedies Code.  Service may be accomplished by serving the  Texas

Secretary  of  State,  who  will  then  forward  the  process  to defendant's  home office address, 82 Devonshire  Street,  Boston,

Massachusetts 02109, Attn:  Michael Forrester.

     6.        Fidelity Puritan Trust is an investment company and/or

Massachusetts Business Trust which has conducted business in  the

State  of  Texas  and  has,  by itself  or  through  its  agents,

committed  tortious  activity in the  State  of  Texas  made  the

subject  of  this  suit.   Fidelity,  therefore,  is  subject  to

jurisdiction of this court pursuant to Section 17.041 et. seq. of

the  Texas  Civil  Practice  & Remedies  Code.   Service  may  be

accomplished  by serving the Texas Secretary of State,  who  will then  forward the process to defendant's home office address,  82

Devonshire Street, Boston, Massachusetts 02109, Attn: Tom Lavin.

     7.        Fidelity Management Trust Co. is a Massachusetts bank

and  trust company which has conducted business in the  State  of

Texas  and  has,  by  itself  or through  its  agents,  committed tortious activity in the State of Texas made the subject of  this

suit.   Fidelity, therefore, is subject to jurisdiction  of  this

court  pursuant  to Section 17.041 et. seq. of  the  Texas  Civil

Practice & Remedies Code.  Service may be accomplished by serving the  Texas Secretary of State, who will then forward the  process to defendant's home office address, 82 Devonshire Street, Boston,

Massachusetts 02109, Attn: Michael Forrester.

     8.        The entities described in paragraphs 3-7 are referred

to collectively as the "Fidelity Entities."

                         II.

                                   JURISDICTION AND VENUE

     9.        This Court has jurisdiction over Defendants as they

regularly  and systematically conducts business in the  State  of

Texas, and/or the acts which gave rise to the claims asserted  in this  lawsuit occurred, in whole or in part, in Texas.  Moreover,

pursuant to the agreements that are at issue in this lawsuit, MLI has  consented to suit in the State of Texas with respect to  the matters asserted herein.  The amount in controversy is within the jurisdictional limits of this Court.

     10.       Venue in Dallas County is proper pursuant to Texas

Civil  Practice & Remedies Code  15.001, 15.036,  and  15.037  as

all  or  part of the causes of action asserted herein accrued  in

Dallas  County,  and because, upon information  and  belief,  MLI maintains an agent or representative in Dallas County.  Moreover,

pursuant to the agreements that are at issue in this lawsuit, MLI has  agreed  to venue in this county with respect to the  matters asserted herein.

                              III.

                           BACKGROUND

A.  The MLI Notes and Agreement

     11.        In or around 1988, MLI acquired certain zero coupon

bonds  (the  "MLI  Zeros") by or through a brokerage  firm  named

Printon, Kane.  MLI paid approximately $31 million to acquire the

MLI Zeros which were due in 1997, and had a total face amount  of approximately  $105  million dollars.  By their  terms,  the  MLI

Zeros  did  not  require the Trust to pay  interest  to  MLI,  at maturity,  however, all principal and accreted interest  was  due and payable.

     12.        Approximately one year later, MLI concluded that it was

apparent that the MLI Zeros could not pay their full face  amount at  maturity.  Accordingly, MLI began negotiating a "swap" of the

MLI Zeros for a series of unsecured notes that paid interest on a current basis.

     13.         As a result of these negotiations, MLI became the

holder  of  certain promissory notes, executed by the Trust  (the

"Notes").   In connection with execution of the Notes, the  Trust

and  MLI executed a Note Purchase Agreement, dated as of February

27,  1992 (the "Agreement").   At the end of 1992, the Trust paid

off  two of the Notes early.  The remaining Notes call for  semi-

annual interest payments, with the principal balance not becoming due  and  payable  until  November 1997.  The  Agreement  governs various  aspects of the relationship between MLI and  the  Trust,

including restrictions on any potential transfer of the Notes  by

MLI.

     B.   MLI's Refusal to Provide Information to the Trust

     14.        During the past year, MLI has advised the Trust of

MLI's  efforts to sell the Notes.  Pursuant to paragraph  8.3  of the  Agreement,  the  Trust  must not unreasonably  withhold  its consent to a transfer to a Qualified Institutional Investor.  The

Trust's  right to reasonably withhold its consent is  a  valuable

right  it  bargained for under the Agreement.   Accordingly,  the

Trust  has requested from MLI certain basic information regarding prospective purchasers of the Notes, to permit the Trust to  make

an   informed  decision  in  exercising  its  rights  under   the

Agreement.   MLI,  however, has refused  to  provide  information

concerning  the price, terms and conditions of the purchase,  and potential  transferees,  investment  goals  and  objectives  with

respect   to   the  Notes,  the  prior  business  and  investment

activities  of the Fidelity Entities, and the materials  used  to communicate to investors the investment strategies and objectives of the Fidelity Entities.  For example, MLI has advised the Trust that  it had entered into an agreement with the Fidelity Entities for a potential sale of the Notes.  Despite repeated requests  by the  Trust  for  information, MLI and the Fidelity Entities  have refused  to  provide to the Trust critical information  regarding the Fidelity Entities.

     15.         Upon  information and belief, the Notes are  more

valuable to the Fidelity Entities if they are in default,  or  if the  Fidelity Entities could declare a default shortly after  the transfer of the Notes.  A defaulted note would allow Fidelity  to attempt  to obtain a quick return on its investment by forcing  a liquidation  of  the Trust, thus maximizing  the  return  to  the

Fidelity  Entities.  Upon information and belief, MLI  was  aware that  the Fidelity Entities desired such a scenario, and embarked on  a course of conduct, as described more particularly below, to create  or manufacture a default when none existed, in  order  to obtain the highest possible price for the transfer of the Notes.

     C.   MLI's Scheme to Unlawfully Coerce the Trust

     16.        Rather than provide the Trust with the basic, essential

information it has requested, MLI and the Fidelity Entities  have decided  to  pursue  a  course of unlawful, coercive  conduct  to manufacture  a default under the Agreement in a concerted  effort to  force the Trust to relinquish its rights under the Agreement,

including  the  right to withhold consent to a  transfer  of  the

Notes.   More  specifically, even though the Trust performed  all

material obligations under the Notes and the Agreement,  MLI,  by letter dated April 21, 1995, declared the Trust in default  under the  Agreement and threatened to accelerate the maturity  of  the

Notes  if the alleged defaults were not cured within 30  days  of the  date  of  the letter.  The alleged defaults  were  all  non-

monetary  in  nature.   Furthermore,  the  alleged  defaults  all

related  to  matters  that, in fact, are not defaults  under  the

Agreement,  or  they relate to technical defaults that  were  not material, or had been waived or cured.  MLI had no good faith  or reasonable  basis  for  declaring the Trust  in  default  or  for threatening to accelerate the Notes.

     17.        Additionally, upon information and belief, MLI joined

with  the  Fidelity Entities in an attempt to force the Trust  to liquidate  and/or change the ownership or control  of  the  Trust through  a pattern of coercion, duress and tortious interference.

Upon  information and belief, as part of its joint  efforts  with these  individuals  or  entities, MLI  has  improperly  disclosed confidential and proprietary information concerning the Trust  to

these  other  individuals and/or entities.   The  Trust  has  not

consented and does not consent to such improper disclosures,  nor are these disclosures permitted by the Agreement.

     18.        MLI's bad faith declaration of default, its refusal,

along  with the Fidelity Entities, to provide information to  the

Trust,  and threat to accelerate, and acceleration of, the  Notes has  been part of the concerted scheme with the Fidelity Entities to  coerce  the  Trust into relinquishing its  rights  under  the

Agreement,  and  to unlawfully force the Trust to  consent  to  a transfer of the Notes to the Fidelity Entities.  Upon information and  belief, MLI and the Fidelity Entities, intend to  wrongfully force  a  liquidation of the Trust and/or to change the ownership and  control  of  the Trust through economic coercion  and  other unfair business practices, including the manufacture of a default under  the  Agreement, the threat to accelerate, and acceleration of, the maturity of the Notes, the refusal to provide information concerning  the Fidelity Entities and the terms of  the  proposed transfer,  and the attempts to force the Trust to relinquish  its

rights  to  give  consent to a proposed transfer.   If  MLI,  the

Fidelity Entities and the other individuals or entities in  which they are acting in concert, succeed in their unlawful scheme, the

Trust and its shareholders will suffer severe damages.

     19.        MLI's and the Fidelity Entities' actions to date, as

described above, have caused, and continue to threaten to  cause,

substantial, immediate, and irreparable damages to the Trust  for which there is no adequate remedy at law.

     20.       All conditions precedent to the Trust's bringing this

action have occurred or have been waived.

                              IV.

                        CAUSES OF ACTION

A.   Tortious Interference

     21.        Plaintiff incorporates the allegations contained in

paragraphs 1 through 20 herein as if fully set forth.

     22.        The actions of the Fidelity Entities have interfered

with the Trust's existing contractual rights under the Notes  and

the  Agreement.   The  Fidelity Entities,  and  those  acting  in

concert  with  them,  have acted knowingly and  intentionally  to injure  the  Trust, to take for themselves what  belongs  to  the

Trust   and   its  shareholders.   This  tortious   conduct   has

proximately  injured  the  Trust and caused  damages  up  to  $20 million for which the Trust now sues.

     B.   Economic Coercion

     23.        Plaintiff incorporates the allegations contained in

paragraphs 1 through 20 herein as if fully set forth.

     24.        MLI has no right to declare a default, to threaten to

accelerate  the  Notes, to force the Trust into  agreeing  to  an unreasonable transfer of the Notes, or to engage in  a  concerted scheme  to  liquidate  the Trust and/or to otherwise  change  its

ownership  and  control.   Such actions by  MLI  immediately  and

substantially threaten the continued viability of the Trust,  and they  threaten  to  substantially destroy the free  will  of  the

Trust.   Moreover, MLI's coercion has already proximately  caused

substantial damages to the Trust up to $20 million, for which the

Trust hereby seeks recovery.  Additionally, because MLI's actions have  been  knowing, intentional, and malicious, the  Trust  also seeks an award of punitive damages.

     C.   Breach of Contract

     25.        Plaintiff incorporates the allegations contained in

paragraphs 1 through 20 herein as if fully set forth.

     26.        MLI's actions described above are in violation of its

obligations  under the Notes and the Agreement.  Furthermore,  by making  demands for performance under the Notes and Agreement  to which  MLI  is not entitled, MLI has anticipatorily breached  the

Notes  and  Agreement.   These  breaches  have  proximately   and

substantially damaged the Trust up to $20 million for  which  the

Trust hereby seeks recovery.

     D.   Civil Conspiracy

     27.        Plaintiff incorporates the allegations contained in

paragraphs 1 through 20 herein as if fully set forth.

     28.        MLI, in concert with the Fidelity Entities and others,

have agreed to pursue a scheme to accomplish an unlawful purpose.

Alternatively,  MLI  in  concert with the Fidelity  Entities  and others,  have  agreed to engage in a scheme to accomplish  lawful ends  through unlawful means.  Accordingly, MLI and Fidelity have engaged in a civil conspiracy to injure and damage the Trust.  As a  direct  result of this conspiracy, the Trust has been  injured and  damaged  up to $20 million for which the Trust hereby  seeks

recovery.   Additionally, because MLI and the Fidelity  Entities'

actions  have been knowing, intentional and malicious, the  Trust also seeks an award of punitive damages.

     E.   Application for Declaratory Judgment

     29.        Plaintiff incorporates the allegations contained in

paragraphs 1 through 20 herein as if fully set forth.

     30.       The dispute over whether MLI has the right to declare a

default,  accelerate the Notes, demand that the Trust consent  to transfer  of the Notes without providing adequate information  to permit  the Trust to determine whether to consent to the proposed transfer,  and  otherwise participate in a  concerted  scheme  to liquidate and/or change the ownership or control of the Trust  is a  continuing and ongoing dispute which is ripe for resolution by

the  Court.   Pursuant to Texas Civil Prac. & Rem.  Code   37.001

et.  seq., the Trust hereby requests a declaratory judgment that:

(1) the Trust has not defaulted under the Agreement or the Notes;

(2)  that  MLI's bad faith declaration of default to  coerce  the

Trust  to  relinquish  its  rights  under  the  Agreement  is  an anticipatory breach; and (3) the Trust is entitled to recover the damages it has incurred and will incur in the future as a  result of Defendant's breach of the Agreement.

     F.   Application for Injunctive Relief

     31.       Plaintiff incorporates the allegations contained in

paragraphs 1 through 20 herein as if fully set forth.

     32.       The actions of MLI in wrongfully declaring a default

under   the  Agreement,  threatening  to  accelerate  the  Notes,

attempting  to coerce the Trust to grant its consent to  transfer of the Notes without providing adequate information to permit the

Trust  to  determine whether to consent to the proposed transfer,

and  otherwise  participating in a scheme to force a  liquidation and/or  change in ownership and control of the Trust have caused,

and  continue  to threaten to cause, substantial, immediate,  and irreparable damages for which the Trust has no adequate remedy at

law.   Additionally, the Fidelity Entities' participation in this wrongful  scheme  has caused and threatens to cause  substantial,

immediate  and  irreparable damages for which the  Trust  has  no adequate  remedy at law.  Moreover, MLI's wrongful disclosure  of confidential and proprietary information concerning the Trust has

caused,   and   continues  to  threaten  to  cause,  substantial,

immediate  and  irreparable damages for which the  Trust  has  no adequate  remedy at law.  Accordingly, the Trust hereby  requests that  the Court enter preliminary and permanent injunctions which enjoin MLI from engaging in such wrongful conduct.

     G.   Attorneys' Fees

     33.       Plaintiff incorporates the allegations contained in

paragraphs 1 through 20 herein as if fully set forth.

     34.       Due to the wrongful acts of MLI as described herein,

the  Trust  has  retained the law firm of Liddell, Sapp,  Zivley,

Hill  &  LaBoon, L.L.P. ("Liddell Sapp") to represent it  and  to

prosecute  this  action  on the Trust's behalf.   The  Trust  has

further  agreed  to  pay  Liddell Sapp its reasonable  attorneys'

fees, expenses, and costs for doing so.  Pursuant to the terms of the  Agreement and the Notes, and pursuant to Chapters 37 and  38 of the Texas Civil Prac. & Rem. Code, and to any other applicable law,  the  Trust  seeks an award of its costs and reasonable  and necessary attorneys' fees and expenses from MLI.

                          V.

                                    JURY DEMAND

     35.       The Trust hereby requests a trial by jury.

      WHEREFORE,  PREMISES  CONSIDERED,  the  Trust  respectfully requests  that MLI and the Fidelity Entities be cited  to  appear and  answer  herein, and that after an injunction hearing  and/or trial  on  the  merits, the Court enter judgment in  the  Trust's favor for the following:

          1.   Actual and punitive damages as set forth herein;

          2.   A declaration of rights as set forth herein;

      3. Preliminary and permanent injunctions as set forth herein;

          4.     Its  reasonable  attorneys'  fees,  costs,   and
          expenses associated with the litigation;

          5. Pre and post judgment interest to the maximum extent allowed by law;

          6.   Costs of court; and

          7. Such other and further relief to which the Trust may be justly entitled.


                              Respectfully submitted,

                              LIDDELL, SAPP, ZIVLEY, HILL &
                                LaBOON, L.L.P.



                                   /s/ Craig L. Weinstock
                              Craig L. Weinstock
                              State Bar No. 21097300
                              Mark C. Taylor
                              State Bar No. 19713225
                              Roger B. Cowie
                              State Bar No. 00783886
                              2200 Ross Avenue, Suite 900
                              Dallas, Texas, 75201
                              (214) 220-4800 (Telephone)
                              (214) 220-4899 (Telecopier)

                              ATTORNEYS  FOR AMERICAN  INDUSTRIAL
                              PROPERTIES REIT



                     CERTIFICATE OF SERVICE


      The  foregoing  First  Amended  Petition,  Application  for
Declaratory Judgment, and Application for Injunctive Relief was served on counsel for Defendant, on June 26, 1995, via telecopier and certified mail, return receipt requested.



                                  /s/ Mark C. Taylor
                              MARK C. TAYLOR
                          VERIFICATION

STATE OF TEXAS

COUNTY OF DALLAS


      BEFORE  ME,  the undersigned notary, on this  day  appeared

Charles  Wolcott,  President  of American  Industrial  Properties

REIT,  who, upon his oath, stated that he has personal  knowledge of  the  matters set forth in paragraphs 1, 11-20, and 32, except where  such matters are pleaded upon information and belief,  and such matters are true and correct.




                              CHARLES WOLCOTT



STATE OF TEXAS

COUNTY OF DALLAS

      The foregoing instrument was acknowledged before me this ____ day of __________________, 1995 by CHARLES WOLCOTT.



                              Notary Public in and for
                              the State of Texas

                              Printed Name of Notary
                              My Commission Expires: